Exhibit 99.2
FC-GEN Acquisition Holding, LLC and Subsidiaries
Consolidated Financial Statements

Index to Consolidated Financial Statements
On January 1, 2008, FC-GEN Investment, LLC (the Parent) contributed 100% of the capital stock of FC-GEN Acquisition, Inc. (Acquisition Corp.) to a related entity, FC-GEN Acquisition Holding, LLC (the Company). On July 13, 2007, FC-GEN Acquisition, Inc., through its wholly owned subsidiary GEN Acquisition, Corp., (Merger Corp) merged with and into Genesis HealthCare Corporation (the Predecessor Company or GHC), with GHC and its subsidiaries continuing as the surviving corporation and assuming all of the debt obligations of Merger Corp. The term “Successor” refers to Acquisition Corp. and the Company after giving effect to the consummation of the merger. The term “Predecessor” refers to GHC prior to giving effect to the consummation of the merger. See note 1 — “General Information — The Merger.”

Page
Independent Auditors’ Report	2

Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008 (Successor)	3

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 through December 31, 2007 (Successor); and the period January 1, 2007 through July 13, 2007 (Predecessor)	4

Consolidated Statements of Equity and Other Comprehensive Income (Loss) for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 through December 31, 2007 (Successor); and the period January 1, 2007 through July 13, 2007 (Predecessor)	5

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 through December 31, 2007 (Successor); and the period January 1, 2007 through July 13, 2007 (Predecessor)	6

Notes to Consolidated Financial Statements	7

Independent Auditors’ Report
The Board of Managers
FC-GEN Acquisition Holding, LLC
We have audited the accompanying consolidated balance sheets of FC-GEN Acquisition Holding, LLC and subsidiaries (the Company) (formerly FC-GEN Acquisition, Inc. and subsidiaries) (Successor) as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and other comprehensive income (loss), and cash flows for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 to December 31, 2007 (Successor periods), and the Genesis HealthCare Corporation and subsidiaries (Predecessor) consolidated statements of operations, equity and other comprehensive income (loss), and cash flows for the period from January 1, 2007 to July 13, 2007 (Predecessor periods). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the financial position of FC-GEN Acquisition Holding, LLC and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the Successor periods, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Genesis HealthCare Corporation and its subsidiaries for the Predecessor periods, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, effective July 14, 2007, FC-GEN Acquisition, Inc. acquired all of the outstanding stock of Genesis HealthCare Corporation in a business combination accounted for as a purchase (the Merger). As a result of the Merger, the consolidated financial information for the periods after the Merger is presented on a different cost basis than that for the periods before the Merger and, therefore, is not comparable.
As discussed in Note 11 to the consolidated financial statements, the Company has changed its method of accounting for uncertainty in income taxes on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 740, Income Taxes. As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for noncontrolling interests on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 810, Consolidation. As discussed in Note 16 to the consolidated financial statements, the Company has changed its method of accounting for fair value measurements for recurring financial assets and liabilities on January 1, 2008 and for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 820, Fair Value Measurements.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 26, 2010

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	Successor
	December 31, 2009	December 31, 2008

Assets:
Current assets:
Cash and equivalents	$109,573	$72,842
Current portion of restricted cash and investments in marketable securities	41,376	36,584
Accounts receivable, net of allowances for doubtful accounts of $41,467 in 2009 and $35,046 in 2008	287,551	285,826
Prepaid expenses and other current assets	79,993	69,067
Current portion of deferred income taxes	40,832	42,150

Total current assets	559,325	506,469

Property and equipment, net of accumulated depreciation of $197,068 in 2009 and $115,114 in 2008	1,787,483	1,774,707
Restricted cash and investments in marketable securities	59,337	64,857
Other long-term assets	65,114	80,244
Identifiable intangible assets, net of accumulated amortization of $17,521 in 2009 and $11,897 in 2008	66,871	87,699
Goodwill	119,090	119,090

Total assets	$2,657,220	$2,633,066

Liabilities and Equity:
Current liabilities:
Current installments of long-term debt	$10,432	$12,384
Accounts payable	72,315	63,970
Accrued expenses	57,038	51,384
Accrued compensation	98,545	93,291
Accrued interest	22,189	10,481
Current portion of self-insurance liability reserves	57,350	44,777

Total current liabilities	317,869	276,287

Long-term debt	1,864,977	1,841,163
Deferred income taxes	252,424	244,345
Self-insurance liability reserves	105,878	100,609
Other long-term liabilities	84,682	96,918
Commitments and contingencies
FC-Gen Acquisition Holding, LLC members’ equity:
Capital stock, no par value, 1,500 shares authorized, 1,500 shares issued and outstanding	—	—
Additional paid-in capital	242,179	274,784
Accumulated deficit	(220,962)	(208,140)
Accumulated other comprehensive income	1,645	714

Total FC-GEN Acquisition Holding, LLC members’ equity	22,862	67,358

Noncontrolling interests	8,528	6,386

Total equity	31,390	73,744

Total liabilities and equity	$2,657,220	$2,633,066

See accompanying notes to the consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	Successor			Predecessor
				Period from
			Period from July 14,	January 1, 2007
	Year ended	Year ended	2007 through	through July 13,
	December 31, 2009	December 31, 2008	December 31, 2007	2007

Net revenues	$2,376,967	$2,237,590	$956,291	$1,068,978
Salaries, wages and benefits	1,464,757	1,364,004	588,743	645,244
Other operating expenses	493,655	496,950	201,533	229,995
General and administrative costs	115,212	127,154	50,814	69,415
Provision for losses on accounts receivable and notes receivable	21,578	20,862	8,557	9,222
Merger related costs	—	—	—	57,567
Lease expense	23,999	27,952	13,913	12,046
Depreciation and amortization expense	85,151	83,232	37,458	39,086
Accretion expense	292	293	113	148
Interest expense	138,008	195,199	121,585	16,318
Loss on early extinguishment of debt	12,306	661	—	—
Investment income	(2,145)	(1,238)	(4,155)	(6,123)
Other loss (income)	2,238	(4,543)	—	(2,974)
Goodwill impairment	—	125,951	—	—
Long-lived asset impairment	17,358	10,787	—	—
Equity in net income of unconsolidated affiliates	(435)	(237)	(479)	(403)

Income (loss) before income tax expense (benefit)	4,993	(209,437)	(61,791)	(563)
Income tax expense (benefit)	17,105	(37,618)	(25,425)	6,763

Loss from continuing operations	(12,112)	(171,819)	(36,366)	(7,326)
Income (loss) from discontinued operations, net of taxes	657	649	1,051	(173)

Net loss	(11,455)	(171,170)	(35,315)	(7,499)
Less net income attributable to noncontrolling interests	(1,367)	(1,369)	(286)	(489)

Net loss attributable to FC-GEN Acquisition Holding, LLC	$(12,822)	$(172,539)	$(35,601)	$(7,988)

See accompanying notes to the consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS)

							Common stock
							held in
				(Accumulated	Accumulated other		deferred	Deferred
	Capital	Common	Additional	deficit) retained	comprehensive	Treasury	compensation	compensation	Total shareholders’/	Noncontrolling
	stock	stock	paid-in capital	earnings	income (loss)	stock	plan	liability	members’ equity	interests	Total equity

Predecessor:

Balance at December 31, 2006 (Predecessor)	$—	$208	$649,355	$114,743	$(130)	$(42,787)	$(11,003)	$6,388	$716,774	$3,862	$720,636

Comprehensive loss:
Net loss	—	—	—	(7,988)	—	—	—	—
Net unrealized gain on marketable securities, net of tax	—	—	—	—	426	—	—	—
Net decrease to minimum pension liability, net of tax	—	—	—	—	(84)	—	—	—
Unrealized gain on VIE interest rate swap	—	—	—	—	36	—	—	—
Total comprehensive (loss) income									(7,610)	489	(7,121)
Tax benefits under SOP 90-7	—	—	3,542	—	—	—	—	—	3,542	—	3,542
Issuance of common stock under stock option plan and stock incentive plan	—	2	4,680	—	—	—	—	—	4,682	—	4,682
Stock-based compensation expense for stock options	—	—	1,786	—	—	—	—	—	1,786	—	1,786
Purchases and sales, net, of common stock in deferred compensation plan	—	—	127	—	—	—	(5,790)	2,477	(3,186)	—	(3,186)
Disposition of noncontrolling interests	—	—	—	—	—	—	—	—	—	670	670
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(172)	(172)

Balance at July 13, 2007 (Predecessor)	$—	$210	$659,490	$106,755	$248	$(42,787)	$(16,793)	$8,865	$715,988	$4,849	$720,837

Successor:
Balance at July 14, 2007 (Successor)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Capital contributed by parent	—	—	300,000	—	—	—	—	—	300,000		300,000
Comprehensive loss:
Net loss	—	—	—	(35,601)	—	—	—	—
Net unrealized gain on marketable securities, net of tax	—	—	—	—	652	—	—	—
Unrealized loss on VIE interest rate swap	—	—	—	—	(45)	—	—	—
Total comprehensive (loss) income									(34,994)	286	(34,708)
Tax benefits under SOP 90-7	—	—	2,574	—	—	—	—	—	2,574	—	2,574
Distributions to parent	—	—	(8,000)	—	—	—	—	—	(8,000)	—	(8,000)
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	—	—	4,849	4,849
Disposition of noncontrolling interests	—	—	—	—	—	—	—	—	—	5,223	5,223
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(807)	(807)

Balance at December 31, 2007 (Successor)	$—	$—	$294,574	$(35,601)	$607	$—	$—	$—	$259,580	$9,551	$269,131

Comprehensive loss:
Net loss	—	—	—	(172,539)	—	—	—	—
Net unrealized gain on marketable securities, net of tax	—	—	—	—	584	—	—	—
Net decrease to minimum pension liability, net of tax	—	—	—	—	(308)	—	—	—
Unrealized loss on VIE interest rate swap	—	—	—	—	(169)	—	—	—
Total comprehensive (loss) income									(172,432)	1,369	(171,063)
Tax expense under SOP 90-7	—	—	(1,390)	—	—	—	—	—	(1,390)	—	(1,390)
Capital contributed by parent	—	—	8,000	—	—	—	—	—	8,000	—	8,000
Distributions to parent	—	—	(26,400)	—	—	—	—	—	(26,400)	—	(26,400)
Disposition of noncontrolling interests	—	—	—	—	—	—	—	—	—	(3,357)	(3,357)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(1,177)	(1,177)

Balance at December 31, 2008 (Successor)	$—	$—	$274,784	$(208,140)	$714	$—	$—	$—	$67,358	$6,386	$73,744

Comprehensive loss:
Net loss	—	—	—	(12,822)	—	—	—	—
Net unrealized gain on marketable securities, net of tax	—	—	—	—	478	—	—	—
Net increase to minimum pension liability, net of tax	—	—	—	—	308	—	—	—
Unrealized gain on VIE interest rate swap	—	—	—	—	145	—	—	—
Total comprehensive (loss) income									(11,891)	1,367	(10,524)
Tax benefit under SOP 90-7	—	—	3,395	—	—	—	—	—	3,395	—	3,395
Distributions to parent	—	—	(36,000)	—	—	—	—	—	(36,000)	—	(36,000)
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	—	—	2,411	2,411
Disposition of noncontrolling interests	—	—	—	—	—	—	—	—	—	(340)	(340)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(1,296)	(1,296)

Balance at December 31, 2009 (Successor)	$—	$—	$242,179	$(220,962)	$1,645	$—	$—	$—	$22,862	$8,528	$31,390

See accompanying notes to the consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Successor			Predecessor
				Period from
			Period from July	January 1, 2007
	Year ended	Year ended	14, 2007 through	through July 13,
	December 31, 2009	December 31, 2008	December 31, 2007	2007

Cash flows from operating activities:
Net loss	$(11,455)	$(171,170)	$(35,315)	$(7,499)
Adjustments to reconcile net loss to net cash provided by operating activities:
Merger related expenses	—	—	—	57,567
Non-cash interest expenses	4,488	46,115	48,216	946
Non-cash compensation expenses	—	—	—	8,086
Other non-cash charges and (gains)	294	(913)	—	312
Depreciation and amortization	85,151	83,232	37,586	39,237
Provision for losses on accounts receivable and notes receivable	21,578	20,862	8,552	9,225
Equity in net income of unconsolidated affiliates	(435)	(237)	(346)	(271)
Provision for deferred taxes	13,564	(38,115)	(20,371)	13,651
Excess tax benefits from share-based payment arrangements	—	—	—	(477)
Amortization of deferred rents	6,409	7,951	4,385	1,441
Other loss on purchase of joint venture	2,760	—	—	—
Gain on sale of discontinued operations	—	(1,374)	—	—
Goodwill impairment	—	125,951	—	—
Long-lived asset impairment	17,358	10,787	—	—
Loss on early extinguishment of debt	12,306	661	—	—
Changes in assets and liabilities:
Accounts receivable	(17,757)	(57,092)	(7,033)	(16,410)
Accounts payable and other accrued expenses and other	34,609	55,097	(19,246)	2,791

Total adjustments	180,325	252,925	51,743	116,098

Net cash provided by operating activities	168,870	81,755	16,428	108,599

Cash flows from investing activities:
Capital expenditures	(53,446)	(47,780)	(51,260)	(56,888)
Purchases of restricted cash and marketable securities	(412,996)	(1,008,306)	(23,152)	(23,596)
Proceeds on maturity or sale of restricted cash and marketable securities	412,683	984,428	33,233	27,846
Net change in restricted cash and equivalents	(3,704)	25,348	(12,282)	(9,089)
Purchases of inpatient centers and lease amendments	—	—	—	(22,138)
Proceeds from sale of inpatient assets	1,972	18,576	11,509	—
Purchase of GHC common stock, net of cash acquired	—	—	(1,388,496)	—
Investment in joint venture	(5,600)	—	—	—
Proceeds from notes receivable	—	7,851	4,054	—
Other, net	2,390	833	1,029	1,808

Net cash used in investing activities	(58,701)	(19,050)	(1,425,365)	(82,057)

Cash flows from financing activities:
Borrowings under revolving credit facility	—	25,000	—	—
Repayments under revolving credit facility	—	(25,000)	(6,000)	(33,000)
Proceeds from issuance of long-term debt	36,500	11,500	1,679,140	—
Repayment of long-term debt	(54,292)	(15,076)	(344,529)	(10,808)
Debt issuance costs	(17,928)	—	—	—
Merger financing and other fees	—	(8,000)	(158,255)	—
Distributions by noncontrolling interests	(1,718)	(13,306)	—	—
Proceeds from exercise of stock options	—	—	—	917
Capital contributed by parent	—	8,000	300,000	—
Distributions to parent	(36,000)	(26,400)	(8,000)	—
Excess tax benefits from share-based payment arrangements	—	—	—	477

Net cash (used in) provided by financing activities	(73,438)	(43,282)	1,462,356	(42,414)

Net increase (decrease) in cash and equivalents	36,731	19,423	53,419	(15,872)
Cash and equivalents:
Beginning of period	72,842	53,419	—	66,270

End of period	$109,573	$72,842	$53,419	$50,398

Supplemental disclosure of cash flow information:
Interest paid	$133,132	$151,088	$68,258	$15,677
Taxes paid (refunded)	2,756	(5,716)	(1,612)	3,210

Non-cash financing activities:
Capital leases	$31,589	$52,982	$13,822	$40,013
Assumption of long-term debt	12,667	—	—	—
See accompanying notes to the consolidated financial statements.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(1) General Information
     The Merger
     FC-GEN Acquisition Holding, LLC (the Company) was formed in 2007 to hold the shares of the Company. The Company shall continue indefinitely unless terminated in accordance with its Second Amended and Restated Limited Liability Company Agreement and its members have no individual liability.
     On July 13, 2007, Acquisition Corp, through its wholly owned subsidiary GEN Acquisition Corp., (Merger Corp) merged with and into Genesis HealthCare Corporation (GHC or the Predecessor Company), with GHC and its subsidiaries continuing as the surviving corporation and assuming all of the debt obligations of Merger Corp (the Merger). Private equity funds managed by affiliates of Formation Capital, LLC and JER Partners (collectively the “Sponsors”) wholly own the Company’s Parent. Acquisition Corp was incorporated in January 2007 for the purpose of acquiring GHC and did not have any operations prior to July 13, 2007 other than in connection with the Merger. Unless the context otherwise requires, references in this report to the “Company” refers to the operations of GHC prior to the Merger, Acquisition Corp from July 13, 2007 through December 31, 2007 and FC-GEN Acquisition Holding, LLC subsequent to January 1, 2008.
     The Merger transaction, including the redemption of previous debt and the payment of related fees and expenses, was financed by equity contributions of $300 million, the issuance of $1.3 billion of aggregate principal amount of a variable rate senior term loan and the issuance of $379 million of aggregate principal amount of a variable rate unsecured senior subordinated mezzanine term loan.
     The transaction was treated as a purchase and thus the assets and liabilities were recorded at their respective fair value at July 14, 2007. This resulted in a significant increase to the value of the Company’s property and equipment, identifiable intangible assets, deferred tax liabilities and goodwill.
     Description of Business
     The Company provides inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. The Company has 233 owned, leased, managed and jointly owned eldercare centers as of December 31, 2009. Revenues of the Company’s owned, leased and otherwise consolidated centers constitute approximately 86% of its revenues.
     The Company provides a range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. These services are provided by rehabilitation therapists and assistants employed or contracted at substantially all of the centers operated by the Company, as well as by contract to healthcare facilities operated by others. After the elimination of intercompany revenues, the rehabilitation therapy services business constitutes approximately 12% of the Company’s revenues.
     The Company provides an array of other specialty medical services, including respiratory health services, management services, physician services, hospitality services, staffing services and other healthcare related services.
     Basis of Presentation
     The Merger has been reflected as of July 14, 2007 and the consolidated financial statements reflecting the financial position of the Company at December 31, 2009 and 2008 and the results of operations and cash flows for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 to December 31, 2007 (after giving effect to the Merger) are designated as “Successor” financial statements. The consolidated financial statements reflecting the results of operations and cash flows of the Company through the close of business on July 13, 2007 (prior to giving effect to the Merger) are designated “Predecessor” financial statements.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, the consolidated financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
     Recently Adopted Accounting Standards
     In accordance with recently adopted accounting guidance, net loss attributable to FC-Gen Acquisition Holding, LLC and Subsidiaries and net income attributable to noncontrolling interests are disclosed separately on the face of the accompanying consolidated statements of operations. In addition, noncontrolling interests are reported as a separate component of equity in the consolidated balance sheets. Except as otherwise indicated, references to net income or components of members’ equity in the notes to consolidated financial statements represent amounts attributable to FC-Gen Acquisition Holding, LLC and Subsidiaries. Accordingly, certain amounts in the consolidated financial statements of prior periods have been reclassified to conform to current period presentation.
     In June 2009, the Financial Accounting Standards Board (FASB) established the FASB Accounting Standards Codification (ASC) as the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP). The ASC did not change GAAP but reorganizes the literature. The ASC became effective for the Company in 2009 and had no impact on the consolidated financial statements.
     ASC Topic 805, Business Combinations, revised accounting practices related to business combinations. For the Company, it was applied to business combinations subsequent to January 1, 2009 and when accounting for valuation allowances on deferred taxes and acquired tax contingencies for prior business combinations. There was no material financial statement impact upon adoption of the provisions of ASC Topic 805.
     In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 26, 2010, the date the consolidated financial statements were issued.
     Factors Affecting Comparability of Financial Information
     As a result of the Merger, the consolidated financial statements for the periods after the Merger are presented on a different cost basis than that for periods before the Merger, and therefore, are not comparable. The Company believes the Merger has affected the consolidated statements of operations of the Successor as compared to the Predecessor primarily in interest expense, accretion expense, lease expense and depreciation and amortization expense. This lack of comparability is due to differing capital structures and the application of purchase accounting resulting in a differing cost basis.
     Adjustments and Reclassifications
     The Company recorded an $8.0 million loan termination fee to interest expense in 2009, which represents an immaterial correction of an error. Management believes that the effect of the adjustment is not material to the consolidated financial position, results of operation or liquidity for any prior period. See note 9 — “Long-Term Debt — Mezzanine Term Loan.”
     Principles of Consolidation and Variable Interest Entities
     The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, its consolidated variable interest entities (VIEs) and certain other partnerships. All significant intercompany accounts and transactions have been eliminated in consolidation for all periods presented.
     The Company’s investments in VIEs in which it is the primary beneficiary are consolidated, while the investment in other VIEs in which it is not the primary beneficiary are accounted for under other accounting principles. Investments in and the operating results of 20% to 50% owned companies, which are not VIEs, are included in the consolidated financial statements using the equity method of accounting.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Consolidated VIEs and Other Consolidated Partnerships
     At December 31, 2009 and 2008, the Company consolidated four and five VIEs, respectively. The total assets of the VIEs principally consist of property and equipment that serves as collateral for the VIEs’ non-recourse debt and is not available to satisfy any of the Company’s other obligations. Creditors of the VIEs, including senior lenders, have no recourse against the general credit of the Company. The consolidated VIEs at December 31, 2009 own and operate skilled nursing and assisted living facilities. The Company’s ownership interests in the consolidated VIEs range from 25% to 50% and the Company manages the day-to-day operations of the consolidated VIEs under management agreements. The Company’s involvement with the VIEs began in years prior to 2000. During 2008, the Company sold its interest in one of its previously consolidated VIEs, which is accounted for as a discontinued operation. See note 18 — “Other — Assets Held for Sale and Discontinued Operations.”
     The Company consolidates two partnerships as it is the general partner in those entities and may exercise considerable control over the businesses without substantive kick out rights afforded to the limited partners. One of the partnerships is a jointly owned and managed skilled nursing facility. The second partnership owns the real estate of a skilled nursing facility leased to the Company. The total assets of these consolidated partnerships consist of property and equipment that serves as collateral for the partnerships’ non-recourse debt and is not available to satisfy any of the Company’s other obligations. Creditors of these consolidated partnerships, including senior lenders, have no recourse against the general credit of the Company.
     At December 31, 2009, total assets and non-recourse debt of the consolidated VIEs and other consolidated partnerships were $37.3 million and $27.3 million, respectively. At December 31, 2008, total assets and non-recourse debt of these consolidated partnerships were $37.7 million and $28.3 million, respectively.
     VIEs Not Consolidated
     Separate from the VIEs previously described, at December 31, 2009 and 2008, the Company is not the primary beneficiary of several additional VIEs and, therefore, those VIEs are not consolidated into its financial statements. The unconsolidated VIEs own and operate skilled nursing and assisted living facilities. The Company manages the day-to-day operations of these unconsolidated VIEs under management agreements. The Company’s involvement with 14 unconsolidated VIE’s began in 2008 followed by another two unconsolidated VIEs in 2009. The Company has determined that it is not the primary beneficiary of these VIEs. See note 12 — “Related Party Transactions.” The Company has not made an equity investment in these VIEs and, therefore, does not have equity at risk.
(2) Summary of Significant Accounting Policies
     The following accounting policies apply to both the Predecessor and Successor unless otherwise specified.
     Net Revenues and Accounts Receivable
     The Company receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), third-party insurers and long-term care facilities.
     Inpatient services record revenue and the related receivables in the accounting records at the Company’s established billing rates in the period the related services are rendered. The provision for contractual adjustments, which represents the differences between the established billing rates and predetermined reimbursement rates, is deducted from gross revenue to determine net revenue. Retroactive adjustments that are likely to result from future examinations by third party payors are accrued on an estimated basis in the period the related services are rendered and adjusted as necessary in future periods based upon new information or final settlements.
     Rehabilitation therapy services and other ancillary services record revenue and the related receivables at the time services or products are provided or delivered to the customer. Upon delivery of products or services, the Company has no additional performance obligation to the customer.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Use of Estimates
     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and provisions for contractual adjustments; the valuation of derivatives, deferred tax assets, fixed assets, goodwill, intangible assets, investments and notes receivable; and reserves for employee benefit obligations, income tax uncertainties, asset retirement obligations and other contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
     Cash and Equivalents
     Short-term investments that have a maturity of ninety days or less at acquisition are considered cash equivalents. Investments in cash equivalents are carried at cost, which approximates fair value.
     Restricted Cash and Investments in Marketable Securities
     Restricted cash includes cash and money market funds principally held by the Company’s wholly owned captive insurance subsidiary, which is substantially restricted to securing the outstanding claims losses. The restricted cash and investments in marketable securities balances at December 31, 2009 and 2008 were $100.7 million and $101.4 million, respectively.
     Restricted investments in marketable securities, comprised of fixed interest rate securities, are considered to be available-for-sale and accordingly are reported at fair value with unrealized gains and losses, net of related tax effects, included within accumulated other comprehensive income (loss), a separate component of equity. Fair values for fixed interest rate securities are based on quoted market prices. Premiums and discounts on fixed interest rate securities are amortized or accreted over the life of the related security as an adjustment to yield.
     A decline in the market value of any security below cost that is deemed other-than-temporary is charged to income, resulting in the establishment of a new cost basis for the security. Realized gains and losses for securities classified as available for sale are derived using the specific identification method for determining the cost of securities sold. Impairment charges of $0.2 million and $3.9 million were recorded in the year ended December 31, 2009 and 2008, respectively, in connection with the impairment tests. See note 5 — “Restricted Cash and Investments in Marketable Securities.”
     Allowance for Doubtful Accounts
     The Company utilizes the “aging method” to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. The Company has developed estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories and the various segments of the Company’s business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts also considers accounts specifically identified as uncollectible. Accounts receivable that Company management specifically estimates to be uncollectible, based upon the age of the receivables, the results of collection efforts, or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets principally consist of expenses paid in advance of the provision of services, inventories of nursing center food and supplies, non-trade receivables and $16.8 million and $13.8 million of escrowed funds held by third parties at December 31, 2009 and 2008, respectively, in accordance with loan and other contractual agreements.
     Property and Equipment
     Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over estimated useful lives of 20-35 years for building improvements, land improvements and buildings, and 3-15 years for equipment, furniture and fixtures and information systems. Depreciation expense on leasehold improvements and assets held under capital leases is calculated using the straight-line method over the lesser of the lease term or the estimated useful life of the asset. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred. Costs of additions and betterments are capitalized. Interest costs associated with major construction projects are capitalized in the period in which they are incurred.
     Total depreciation expense from continuing operations for the Successor periods for the years ended December 31, 2009 and 2008, and, from July 14, 2007 through December 31, 2007, and the Predecessor period from January 1, 2007 through July 13, 2007 was $83.9 million, $82.0 million, $36.9 million, and $38.8 million respectively.
     Allowance for Notes Receivable
     The Company classifies its notes receivable balances, net of allowances, in other long-term assets in its consolidated balance sheets. These long-term receivables represent the net realizable value of the Company’s loans receivable resulting principally from the conversion of trade accounts receivable and consideration received for certain enterprise sales transactions. The notes include varying payment terms, rates of interest and maturity dates based upon circumstances specific to each agreement. At least annually, the Company reviews the collectibility of its notes receivable on an individual basis to determine possible impairments and/or non-accrual status for interest terms. Impairments or write-downs to net realizable value are recorded in the consolidated statements of operations as a component of the provision for losses on accounts receivable and notes receivable. Subsequent recoveries of reserved notes receivable are recorded as a reduction to the provision for losses on accounts receivable and notes receivable in the period of such recovery.
     Long-Lived Assets
     The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. Long-lived impairment charges of $17.4 million and $10.8 million were recorded in the year ended December 31, 2009 and 2008, respectively, in connection with the impairment tests. See note 17 — “Asset Impairment Charges — Long-Lived Assets with a Definite Useful Life.”
     The Company performs an impairment test for goodwill with an indefinite useful life annually or more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. The Company performs its annual impairment test as of September 30, of each year. As a result of escalating unfavorable market conditions during the fourth quarter of 2008, the Company performed an interim update of an annual impairment test. Goodwill impairment charges of $126.0 million were recorded in the year ended December 31, 2008 in connection with the impairment tests. See note 17 — “Asset Impairment Charges — Goodwill.”

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Self-Insurance Risks
     The Company provides for self-insurance risks for both general and professional liability and workers’ compensation claims based on estimates of the ultimate costs for both reported claims and claims incurred but not reported. Estimated losses from asserted and incurred but not reported claims are accrued based on the Company’s estimates of the ultimate costs of the claims, which includes costs associated with litigating or settling claims, and the relationship of past reported incidents to eventual claims payments. All relevant information, including the Company’s own historical experience, the nature and extent of existing asserted claims and reported incidents, and independent actuarial analyses of this information is used in estimating the expected amount of claims. The Company also considers amounts that may be recovered from excess insurance carriers in estimating the ultimate net liability for such risks.
     Income Taxes
     Deferred income taxes arise from the recognition of the tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. The Company also recognizes as deferred tax assets the future tax benefits from net operating loss (NOL) carryforwards. A valuation allowance is provided for these deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized.
     Comprehensive Income (Loss)
     Comprehensive income (loss) includes changes to equity during a period, except those resulting from investments by and distributions to members/shareholders. The components of comprehensive income (loss) are shown in the consolidated statements of equity.
     Leases
     Lease arrangements are capitalized when such leases convey substantially all the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features. Amortization related to capital leases is included in the consolidated statements of operations within depreciation and amortization expense.
     For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as lease expense on a straight-line basis over the applicable lease terms and any periods during which the Company has use of the property but is not charged rent by a landlord. Lease terms, in most cases, provide for rent escalations and renewal options.
     Favorable and unfavorable lease amounts are recorded as components of other identifiable intangible assets and other long-term liabilities, respectively, when the Company purchases businesses that have lease agreements. Favorable and unfavorable leases are amortized to lease expense on a straight-line basis over the remaining term of the leases. Upon early termination of a lease, due to non-renewal, the favorable or unfavorable lease contract balance associated with the lease contract is recognized as a loss or gain in the consolidated statement of operations.
     Reimbursement of Managed Property Labor Costs
     The Company manages the operations of 52 independently and jointly owned eldercare centers, including consolidated VIEs, and four transitional care units as of December 31, 2009. Under most of these arrangements, the Company employs the operational staff of the managed center for ease of benefit administration and bills the related wage and benefit costs on a dollar-for-dollar basis to the owner of the managed property. In this capacity, the Company operates as an agent on behalf of the managed property owner and is not the primary obligor in the context of a traditional employee/employer relationship. Historically, the Company has treated these transactions on a “net basis,” thereby not reflecting the billed labor and benefit costs as a component of its net revenue or expenses. For the Successor

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
periods for the years ended December 31, 2009 and 2008, and from July 14, 2007 through December 31, 2007, and the Predecessor period from January 1, 2007 through July 13, 2007, the Company billed its managed clients $120.7 million, $112.9 million, $51.9 million and $60.0 million, respectively, for such labor related costs.
     Stock-Based Benefit Plans
     The Predecessor Company recognized compensation costs related to stock-based benefit plans in the consolidated financial statements. The cost was measured at the grant date, based on the estimated fair value of the award, and was recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). The Successor Company does not have any stock-based benefit plans.
     Derivative Financial Instruments
     The Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. The fair value adjustments will affect either equity or net income, depending on whether the derivative instrument is designated as or qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. The Company uses interest rate swap and interest rate cap agreements for the specific purpose of hedging the exposure to variability in market rates of interest.
     Asset Retirement Obligations
     The fair value of a liability for an asset retirement obligation is recognized in the period when the asset is placed in service. The fair value of the liability is estimated using discounted cash flows. In subsequent periods, the retirement obligation is accreted to its future value or the estimate of the obligation at the asset retirement date. The accretion charge is reflected separately on the consolidated statement of operations. A corresponding retirement asset equal to the fair value of the retirement obligation is also recorded as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life.
     Recently Issued Accounting Standards
     Variable Interest Entities
     In June 2009, the FASB amended ASC 810, Consolidation, to provide additional guidance on determining whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE based on the power to direct the activities of the VIE and the obligation to absorb losses of the VIE. The guidance requires an entity to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. Additionally, the guidance requires an entity to assess, on an ongoing basis, whether or not it continues to be the primary beneficiary of a VIE. The guidance is effective for annual reporting periods beginning after November 15, 2009. This guidance is not effective for the Company until its fiscal year beginning January 1, 2010. The Company does not expect the guidance to have any impact on its financial position, cash flows or results of operations.
(3) Significant Transactions and Events
     Successor
     Investment in Joint Ventures
     In December 2009, the Company made an investment of $5.0 million and received a one-third interest in an unconsolidated joint venture. The Company will account for its interest under the equity method.
     On August 1, 2009, the Company completed a transaction in which it purchased an additional one-third ownership interest in a skilled nursing facility in Massachusetts for cash consideration of $1.1 million. The Company had owned a one-third interest in the joint venture prior to the transaction. The facility is now consolidated into the Company’s

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
financial statements with the remaining partner’s one-third ownership interest record as a noncontrolling interest. The transaction added property and equipment of $18.2 million and non-recourse debt of $14.1 million.
     Lease Transactions
     Effective August 1, 2009, the Company amended a lease for four facilities. The amended lease has a term that expires on November 30, 2015 and allows for one 5-year extension. Annual cash base rent will be $2.2 million with an annual rent escalator of 3%. The amended lease will continue to be accounted for as an operating lease.
     On May 26, 2009, the Company amended and restated a master lease agreement (Master Lease) for eleven centers leased through an independent real estate investment trust (Landlord). The Master Lease resulted in the following:
•	Collective annual cash lease payments increased by $2.0 million effective February 1, 2009;
•	The incremental minimum rent is charged annually based upon the minimum rent for the prior fiscal year multiplied by the greater of one plus one-half the percentage increase in the Consumer Price Index or 102.5%;
•	Renovation funds were established for three of the facilities totaling $2.1 million provided by the Landlord for capital improvements and renovations. The minimum rent paid to the Landlord will be increased by 10% for any amount disbursed from the renovation funds in periods subsequent to those disbursements;
•	Two of the leased facilities had their initial lease terms extended by approximately three years;
•	The leases were reevaluated for accounting classification and the Company concluded three of the remaining nine leases previously accounted for as operating leases would now be accounted for as capital leases. The three capital leases had obligations of $29.8 million at December 31, 2009.
     On September 30, 2008, the term of a long-term lease of seven facilities expired. Effective October 1, 2008, the Company entered into an amended lease of the seven facilities. The amended lease has a 10-year term and annual cash basis rent of $7.0 million, compared to approximately $5.3 million of annual cash basis rent in the last year of the previous lease. The amended lease includes a $66.5 million fixed price purchase option on all seven facilities exercisable in 2014. The transaction was recorded as a capital lease resulting in an initial $77.1 million of capital lease obligation, or approximately $47.4 million of capital lease obligation in excess of the obligation recorded under the previous lease.
     Effective July 1, 2008, the Company entered into a lease, which was incorporated into the Master Lease, of a facility with annual revenues of approximately $11.5 million. The facility was previously managed by the Company under a management agreement that earned annual management fee revenue of $0.6 million. The lease has an initial term of seven years with two 5-year renewal options. The lease was recorded as a capital lease resulting in $5.6 million of capital lease obligation.
     Amendments to Debt Agreements
     On September 25, 2009, the senior secured credit agreement and the mezzanine term loan agreement were amended. The amendments extended the terms of both of the agreements for five years with a maturity date of September 25, 2014. $40.0 million of senior secured term loan principal was repaid. The senior secured term loan interest rate was initially increased from LIBOR plus 2.00% to LIBOR plus 3.07%. The revolving credit facility was increased from $50.0 million to $75.0 million. The Company incurred $17.1 million of fees associated with the senior secured credit agreement, $13.0 million of which were expensed as a debt extinguishment cost and the remaining $4.1 million is deferred and amortized over the term of the debt.
     On March 27, 2008, the senior secured credit agreement and the mezzanine term loan agreement were amended. The amendments provided that if a predefined restructuring transaction did not occur on or before December 31, 2008, the senior secured credit facility lenders would receive an $8.0 million contingent interest payment and the interest rate on the mezzanine term loan would be increased and deferred with the outstanding balance of the mezzanine term loan. Also, the maximum available borrowing under the delayed draw term loan was reduced from $100.0 million to $37.5 million and the revolving credit facility was reduced from $100.0 million to $50.0 million.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     On December 11, 2008, the senior secured credit agreement and the mezzanine term loan agreement were amended. The amendments acknowledged that the previously described restructuring transaction would not occur on or before December 31, 2008, and the Company was released from any obligation to pursue the restructuring transaction. The increase to the interest rate on the mezzanine term loan was not levied against the Company; however, the $8.0 million contingent interest payment was paid to the senior lender in December 2008 and recognized as interest expense in the year ended December 31, 2008. See Note 9 — “Long-Term Debt.”
     The Merger
     The Merger was completed as of the close of business on July 13, 2007 and was financed with equity contributions of $300 million and the issuance of $1,679.1 million of debt.
     The Merger sources and uses of funds are summarized below (in thousands):

Sources
Senior term loan	$1,300,000
Mezzanine term loan	379,140
Equity contributions	300,000

Total Sources	$1,979,140

Uses
Purchase of predecessor company common stock and equivalents	$1,438,894
Repayment of predecessor company debt and accrued interest	347,189
Fees and expenses	158,255
Cash held for operating activities	34,802

Total Uses	$1,979,140

     The net assets acquired of $1,944.3 million is net of $34.8 million of cash in excess of the financing sources of $1,979.1 million. The total purchase price of the transaction was allocated to the Company’s net tangible and identifiable intangible assets based upon the estimated fair values at July 14, 2007. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The allocation of the purchase price to property and equipment, identifiable intangible assets and deferred income taxes was based upon valuation data and estimates. The purchase price allocation made in the accompanying consolidated financial statements is complete as of December 31, 2008.
     The following table summarizes the allocation of the purchase price as of July 14, 2007:

(in thousands)

Net current assets	$216,687
Property and equipment	1,768,837
Other assets	199,829
Identifiable intangible assets	118,939
Goodwill	265,678
Debt assumed	(124,626)
Non-current liabilities	(142,207)
Deferred income tax liabilities	(358,799)

Net assets acquired	$1,944,338

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The goodwill recognized from the transaction is a result of the expected (i) cost savings from the elimination of stock-based benefits and compliance costs associated with being a publicly held company, (ii) implementation of certain organizational and legal structure modifications that better protect assets from liability risks, (iii) the Company’s cash flows supported by high occupancy and quality mix, and (iv) the growth opportunity the investors anticipate in the Company’s core businesses.
     Transaction consideration on the consolidated statement of cash flows of $1,388.5 million excludes cash and equivalents acquired of $50.4 million. Included in the transaction consideration are pre-payment penalties and conversion premiums of $83.0 million related to debt obligations of the Predecessor Company that were redeemed in connection with the transaction.
     During the period from January 1, 2007 through July 13, 2007, the Predecessor recorded costs of approximately $57.6 million related to the transaction. These costs, which are included in Merger related costs in the consolidated statements of operations, consist of approximately $26.0 million of accounting, investment banking, legal and other costs associated with the transaction, a compensation charge of approximately $22.3 million related to the accelerated vesting of employee stock options and restricted stock, an $8.3 million charge related to the write-off of unamortized deferred financing fees related to the Predecessor debt and a charge of approximately $1.0 million for transaction related payments to certain executives.
     Predecessor
     Lease and Purchase Option Agreements
     In January 2007, the Predecessor completed a transaction involving a lease and purchase option agreement for 11 facilities in Maine. The transaction was effective January 1, 2007. Under the agreement, the Predecessor leased 11 nursing and residential care facilities for 25 years with an annual lease payment of approximately $5 million. Additionally, the Predecessor paid approximately $16.5 million in cash in exchange for tangible operating assets and entered into a $53 million fixed price purchase option exercisable in 2026. The transaction was recorded as a capital lease resulting in $40.0 million of capital lease obligations and added $56.4 million of property and equipment.
     Acquisition of ElderCare Center
     Effective May 1, 2007, the Predecessor purchased a skilled nursing facility in Pennsylvania. The purchase price of $3.1 million was financed with cash. The results of operations of this acquisition was included from the acquisition date.
(4) Certain Significant Risks and Uncertainties
     Revenue Sources
     The Company receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize its rehabilitation therapy and other services. The Company’s inpatient services derives approximately 78% of its revenue from the Medicare and various state Medicaid programs.
     The sources and amounts of the Company’s revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of its eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by the Company’s rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect the Company’s profitability.
     It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or other governmental initiatives on the Company’s business and the business of the customers served by the Company’s rehabilitation therapy business. The potential impact of healthcare reform, which would initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
and the reimbursement paid for such services by the government or other third party payors, is uncertain at this time. Accordingly, there can be no assurance that the impact of any future healthcare legislation or regulation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels similar to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. The Company’s financial condition and results of operations will be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.
     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in material compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving material allegations of potential wrongdoing. While no such regulatory inquiries have been made, noncompliance with such laws and regulations can be subject to regulatory actions including fines, penalties, and exclusion from the Medicare and Medicaid programs.
(5) Restricted Cash and Investments in Marketable Securities
     The current portion of restricted cash and investments in marketable securities principally represents an estimate of the level of outstanding self-insured losses the Company expects to pay in the succeeding year through its wholly owned captive insurance company. See note 15 — “Commitments and Contingencies — Loss Reserves For Certain Self-Insured Programs.” Restricted cash includes proceeds from the sale of three of the Company’s consolidated facilities and a parcel of land from one of the Company’s consolidated facilities totaling $5.2 million. The cash is restricted by the senior secured credit agreement and must be used either (i) to reinvest in assets of like-kind within 180 days of the date of transfer, (ii) to pay down the senior secured term loan, or (iii) to pay for certain permitted capital projects; provided that the aggregate value does not exceed $10.0 million over the term of the senior secured credit agreement and such transfers shall be made for cash in an amount not less than fair market value of the facility so transferred. The Company expects to use the restricted cash to pay for certain permitted capital projects.
     Restricted cash and equivalents and investments in marketable securities at December 31, 2009 consist of the following (in thousands):

			Unrealized losses
	Amortized	Unrealized	Less than	Greater than
	cost	gains	12 months	12 months	Fair value

Restricted cash and equivalents:
Cash	$9,457	$—	$—	$—	$9,457
Money market funds	7,678	2	—	—	7,680

Restricted investments in marketable securities:
Mortgage/government backed securities	21,177	314	—	(98)	21,393
Corporate bonds	16,506	470	—	—	16,976
Government bonds	43,433	2,073	—	(299)	45,207

	$98,251	$2,859	$—	$(397)	100,713

Less: Current portion of restricted investments					(41,376)

Long-term restricted investments					$59,337

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Restricted cash and equivalents and investments in marketable securities at December 31, 2008 consist of the following (in thousands):

			Unrealized losses
	Amortized	Unrealized	Less than 12	Greater than
	cost	gains	months	12 months	Fair value

Restricted cash and equivalents:
Cash	$3,808	$—	$—	$—	$3,808
Money market funds	6,674	—	—	—	6,674

Restricted investments in marketable securities:
Mortgage/government backed securities	20,157	517	—	(20)	20,654
Corporate bonds	23,449	226	(172)	(35)	23,468
Government bonds	45,698	1,139	—	—	46,837

	$99,786	$1,882	$(172)	$(55)	101,441

Less: Current portion of restricted investments					(36,584)

Long-term restricted investments					$64,857

     Maturities of restricted investments yielded proceeds of $363.2 million, $940.9 million, $23.0 million and $12.0 million for the Successor periods for the years ended December 31, 2009 and 2008, from July 14, 2007 through December 31, 2007, and the Predecessor period from January 1, 2007 through July 13, 2007, respectively.
     Sales of investments yielded proceeds of $49.5 million, $43.5 million, $10.2 million and $15.8 million for the Successor periods for the years ended December 31, 2009 and 2008, from July 14, 2007 through December 31, 2007, and the Predecessor period from January 1, 2007 through July 13, 2007, respectively. Associated gross realized gain and (loss) for the year ended December 31, 2009 were $0.3 million and $(0.3), respectively. Associated gross realized gain and (loss) for the year ended December 31, 2008 were $0.3 million and $(4.0), respectively. Associated gross realized gain and (loss) for the other presented periods were not significant.
     During the Successor period for the year ended December 31, 2009, the Company determined that the decline in the estimated value of one corporate bond, with an aggregate carrying value of $1.1 million prior to the impairment, was other-than-temporarily impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $0.2 million in the year ended December 31, 2009 period.
     During the Successor period for the year ended December 31, 2008, the Company determined that the decline in the estimated value of four corporate bonds, with an aggregate carrying value of $8.2 million prior to the impairment, were other-than-temporarily impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $3.9 million in the year ended December 31, 2008 period.
     During the Successor period from July 14, 2007 through December 31, 2007, the Company determined that the decline in the estimated value of a corporate bond, with an aggregate carrying value of $2.0 million prior to the impairment, was other-than-temporarily impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $0.4 million in the July 14, 2007 through December 31, 2007 period.
     The majority of the Company’s investments are investment grade government and corporate debt securities that have maturities of five years or less, and the Company has both the ability and intent to hold the investments until maturity.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Restricted investments in marketable securities held at December 31, 2009 mature as follows (in thousands):

	Amortized	Fair
	cost	value

Due in one year or less	$14,254	$14,630
Due after 1 year through 5 years	52,344	54,176
Due after 5 years through 10 years	10,356	10,246
Due after 10 years	4,162	4,524

	$81,116	$83,576

     Actual maturities may differ from stated maturities because borrowers may have the right to call or prepay certain obligations and may exercise that right with or without prepayment penalties.
     The Company has issued letters of credit totaling $69.2 million at December 31, 2009 to its third party administrators and the Company’s excess insurance carriers. Restricted cash of $4.3 million and restricted investments with an amortized cost of $81.1 million and a market value of $83.6 million are pledged as security for these letters of credit as of December 31, 2009.
(6) Property and Equipment
     Property and equipment at December 31, 2009 and 2008 consist of the following (in thousands):

	2009	2008

Land and improvements	$255,185	$234,522
Buildings and improvements	1,549,598	1,495,075
Equipment, furniture and fixtures	174,615	152,735
Construction in progress	5,153	7,489

Gross property and equipment	1,984,551	1,889,821
Less: accumulated depreciation	(197,068)	(115,114)

Net property and equipment	$1,787,483	$1,774,707

     Assets held under capital leases, which are principally carried in building and improvements above, were $258.3 million and $219.7 million at December 31, 2009 and 2008, respectively. Accumulated depreciation on assets held under capital leases was $20.2 million and $8.8 million at December 31, 2009 and 2008, respectively.
     Asset impairment charges of $9.8 million were recognized in the year ended December 31, 2009 associated with the write-down of seven underperforming properties and one closed and held for sale center in which the carrying value was in excess of the sale price. Asset impairment charges of $6.8 million were recognized in the year ended December 31, 2008 associated with the write-down of three underperforming properties. See note 17 — “Asset Impairment Charges — Long-Lived Assets with a Definite Useful Life.”

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(7) Other Long-Term Assets
     Other long-term assets at December 31, 2009 and 2008 consist of the following (in thousands):

	2009	2008

Insurance claims recoverable	$13,932	$15,747
Deferred financing fees, net	8,779	17,129
Deposits and funds held in escrow	27,129	28,743
Investments in unconsolidated affiliates	9,601	10,738
Cost report receivables	2,888	4,415
Other, net	2,785	3,472

Other long-term assets	$65,114	$80,244

     Deferred financing fees are recorded net of accumulated amortization of $4.4 million and $30.1 million at December 31, 2009 and 2008, respectively. Accumulated amortization of $38.2 was adjusted and $4.1 million in deferred financing fees were incurred in connection with the senior secured debt amendment dated September 25, 2009. See note 3 — “Significant Transactions and Events — Successor — Amendments to Debt Agreements.”
(8) Goodwill and Identifiable Intangible Assets
     The changes in the carrying value of goodwill are as follows (in thousands):

Total

Balance at January 1, 2008	$265,678
Adjustments to Merger allocation	(20,637)
Goodwill impairment	(125,951)

Balance at December 31, 2008	$119,090

Goodwill	245,041
Accumulated impairment losses	(125,951)

$119,090

Balance at December 31, 2009
Goodwill	$245,041
Accumulated impairment losses	(125,951)

$119,090

     The adjustment to GHC Merger allocation represents the fair value true up of certain property and equipment sold shortly after the date of acquisition and an adjustment of certain state net operating loss valuation allowances.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Identifiable intangible assets consist of the following at December 31, 2009 and 2008 (in thousands):

		Weighted
		Average Life
	2009	(Years)

Customer relationship assets, net of accumulated amortization of $3,153	$16,705	14
Favorable leases, net of accumulated amortization of $14,368	50,166	15

Indentifiable intangible assets, net	$66,871	15

		Weighted
		Average Life
	2008	(Years)

Customer relationship assets, net of accumulated amortization of $1,873	$17,985	15
Favorable leases, net of accumulated amortization of $10,024	69,714	15

Indentifiable intangible assets, net	$87,699	15

     Acquisition-related identified intangible assets consist of customer relationship assets and favorable lease contracts. Customer relationship assets are being amortized on a straight-line basis over the expected period of benefit. Favorable lease contracts are amortized on a straight-line basis over the lease terms.
     Amortization expense related to identifiable intangible assets in the Successor periods for the years ended December 31, 2009 and 2008 and from July 14, 2007 through December 31, 2007, the Predecessor period of January 1, 2007 through July 13, 2007 was $7.3 million, $8.5 million, $4.7 million, and $0.7 million, respectively.
     In 2009, there were adjustments made to favorable lease contracts:
•	Two favorable operating leases were amended and determined to be capital leases under the revised terms. A balance of $5.9 million in favorable leases was reclassified to the capital lease building asset; and

•	An asset impairment of $7.6 million was recorded for three underperforming favorable operating leases.
     Based upon amounts recorded at December 31, 2009, total estimated amortization expense of identifiable intangible assets will be $6.7 million in 2010 through 2012, $6.3 million in 2013, and $6.0 million in 2014.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(9) Long-Term Debt
     Long-term debt at December 31, 2009 and 2008 consists of the following (in thousands):

	2009	2008

Senior secured term loan	$1,295,563	$1,298,084
Delayed draw term loan	—	11,500
Mezzanine term loan	375,000	375,000
Mortgages and other secured debt (recourse)	—	5,266
Capital lease obligations	163,731	135,423
Mortgages and other secured debt (non recourse)	39,875	27,696
Unamortized debt premium on mortgages and other secured debt (non recourse)	1,240	578

	1,875,409	1,853,547
Less:
Current installments of long-term debt	(10,432)	(12,384)

Long-term debt	$1,864,977	$1,841,163

     In connection with the completion of the Merger on July 13, 2007, the Company entered into a senior secured credit facility and a mezzanine term loan. The senior credit facility and the mezzanine term loan required the Company to enter into certain interest rate hedge agreements to mitigate the risk of rising variable rates of interest. See note 16 — “Fair Value of Financial Instruments — Derivative Instruments and Hedging Activities.”
     Senior Secured Credit Facility
     The senior secured credit facility consists of the following subfacilities, as amended: (i) a $1.3 billion senior secured term loan, and (ii) a $75 million revolving credit facility. The Company pays interest monthly on the outstanding loans under the senior secured credit facility.
     Borrowings bear interest at a rate equal to, at the Company’s option, either a base rate or at the one-month London Interbank Offered Rate (LIBOR) plus an applicable margin. The base rate is determined by reference to the highest of (i) a lender-defined prime rate, (ii) the federal funds rate plus 3.0%, and (iii) the sum of LIBOR, not to be less than 2.5%, plus an applicable margin. The applicable margin with respect to LIBOR borrowings is 3.07% at December 31, 2009. This applicable margin increases every anniversary beginning September 25, 2010 through year five with the rate equal to LIBOR plus 5.75%. LIBOR borrowings under the senior secured credit facility bore interest of approximately 3.30% at December 31, 2009.
     Principal amounts outstanding under each of the two subfacilities are due and payable in full at maturity, September 25, 2014.
     The senior secured term loan, as amended, can be voluntarily prepaid on or before September 25, 2013 but will be subject to a prepayment penalty. Any prepayment that occurs after September 25, 2013 is not subject to a prepayment penalty. The senior secured term loan is subject to partial mandatory prepayment under certain circumstances, including the Company’s receipt of insurance proceeds received following damage to properties or the receipt of certain proceeds upon the sale of real property. In these circumstances, the proceeds received must be used to prepay the senior secured term loan.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The senior secured credit agreement requires funds be placed in escrow for property tax and property insurance obligations. In addition, the senior secured credit agreement requires that cash be placed in escrow on a monthly basis (approximately $7.5 million annually) to fund routine maintenance and the replacement of property and equipment. The lender releases funds from this escrow when the Company presents evidence that operating funds have been expended for such routine maintenance and replacement activities. At December 31, 2009, $0.6 million is held in escrow for routine maintenance, which is included in prepaid expenses and other current assets.
     All obligations under the senior secured credit facility are secured by a security interest in substantially all of the assets of the Company.
     The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness; provide guarantees; create liens on assets; engage in mergers, acquisitions or consolidations; sell assets; make distributions; make investments, loans or advances; repay indebtedness, except as scheduled or at maturity; engage in certain transactions with affiliates; amend material agreements governing the Company’s outstanding indebtedness; and fundamentally change the Company’s business. The senior secured credit facility agreement requires the Company to meet defined financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated fixed charge coverage ratio, a minimum consolidated project yield and certain customary affirmative covenants, such as financial and other reporting, and certain events of default. At December 31, 2009, the Company is in compliance with all of these covenants.
     Senior secured term loan. The senior secured term loan of $1.3 billion was fully drawn on July 13, 2007 to fund the Merger. Through the year ended December 31, 2009, the Company has prepaid $1.9 million of the senior secured term loan from proceeds upon the sale of real property. In connection with the amendment dated September 25, 2009, the Company paid down $40.0 million of the senior secured term loan balance.
     Delayed draw term loan. The $37.5 million delayed draw term loan, as amended, was established to provide the Company a source of financing to make certain qualifying capital improvements or acquisitions. Amounts repaid under the delayed draw term loan may not be reborrowed. As of December 31, 2009, the Company had drawn the full $37.5 million of outstanding borrowings. In connection with the amendment dated September 25, 2009, this amount is now included in the senior secured term loan balance as of December 31, 2009 with no further borrowing capacity.
     Revolving credit facility. The $75 million revolving credit facility, as amended, was established to provide the Company a source of financing to fund general working capital requirements. Borrowings under the revolving credit facility may be in the form of revolving loans or swing line loans. Aggregate outstanding swing line loans have a sub-limit of $10 million. The revolving credit facility also provides a sub-limit of $35 million for letters of credit. Borrowing levels under the revolving credit facility are limited to a borrowing base that is computed based upon the level of Company eligible accounts receivable, as defined. In addition to paying interest on the outstanding principal borrowed under the revolving credit facility, the Company is required to pay a commitment fee to the lenders for any unutilized commitments. The commitment fee rate is 0.5% per annum when the unused commitment is greater than $37.5 million and 0.75% per annum when the unused commitment is less than $37.5 million. As of December 31, 2009, the Company had no outstanding borrowings under the revolving credit facility and had $27.3 million of undrawn letters of credit and other encumbrances, leaving the Company with approximately $47.0 million of borrowing capacity under the revolving credit facility. The revolving credit facility expires on September 25, 2014.
Mezzanine Term Loan
     The mezzanine term loan of $375 million was outstanding at December 31, 2009. Borrowings bear interest at a rate equal to LIBOR plus 7.5%. Borrowings under the mezzanine term loan bore interest at approximately 7.73% at December 31, 2009. The principal amount is due and payable in full at maturity, September 25, 2014.
     The mezzanine term loan agreement contains both voluntary and mandatory prepayment restrictions subject to prepayment penalties set forth in the agreement. Mandatory termination fees equal to 1% of the $375 million borrowing plus a monthly rate that increases annually from 0.088% in the initial year of the loan to 0.116% in the final year of the loan. During 2009, the Company accrued $13.6 million for termination fees payable when the loan matures or is prepaid. Of that amount, $5.6 million, $5.5 million and $2.5 million pertain to the Successor periods for the years ended

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008, and from July 14, 2007 through December 31, 2007, respectively. See note 1 — “General Information — Adjustments and Reclassifications.” The Company must maintain a debt service reserve held by the lender without interest equal to $4.1 million. The balance is included in prepaid expenses and other current assets.
     All obligations under the mezzanine term loan are secured by a security interest in substantially all of the assets of the Company, subject to subordination to the senior secured credit facility.
     The mezzanine term loan contains covenants similar to, and no more restrictive than, those required under the senior secured credit agreement. At December 31, 2009, the Company was in compliance with all of these covenants.
     Other Debt
     Mortgages and other secured debt (recourse). At December 31, 2008, the Company had $5.3 million of other secured debt consisting principally of revenue bonds and secured bank loans, including loans insured by the Department of Housing and Urban Development. These loans were repaid in full by December 31, 2009.
     Capital lease obligations. The capital lease obligations represent the present value of minimum lease payments under such capital lease arrangements and bear imputed interest at rates ranging from 7.0% to 21.0% at December 31, 2009, and mature at dates ranging primarily from 2012 to 2031.
     Mortgages and other secured debt (non-recourse). Loans are carried by certain of the Company’s consolidated joint ventures. The loans consist principally of revenue bonds and secured bank loans. Loans are secured by the underlying real and personal property of individual facilities and have fixed or variable rates of interest ranging from 4.5% to 19.6% at December 31, 2009, with maturity dates ranging from 2010 to 2034. Loans are labeled “non-recourse” because neither the Company nor a wholly owned subsidiary is obligated to perform under the respective loan agreements.
     The maturity of total debt, excluding capital lease obligations, of $1,711.7 million at December 31, 2009 is as follows: $7.2 million in fiscal 2010, $0.8 million in fiscal 2011, $0.9 million in fiscal 2012, $0.9 million in fiscal 2013, $1,683.9 million in fiscal 2014 and $18.0 million thereafter.
(10) Leases and Lease Commitments
     The Company leases certain facilities under capital and operating leases. Future minimum payments for the next five years and thereafter under such leases at December 31, 2009 are as follows (in thousands):

Year ending December 31,	Capital Leases	Operating Leases

2010	$18,175	$19,344
2011	18,614	19,417
2012	18,386	18,399
2013	17,782	14,102
2014	82,601	12,890
Thereafter	154,932	27,476

Total future minimum lease payments	310,490	$111,628

Less amount representing interest	(146,759)

Present value of net minimum lease payments	163,731
Less current portion	(3,239)

Long-term capital lease obligation	$160,492

     The Company holds fixed price purchase options to acquire the land and buildings of 18 facilities for $119.5 million with expirations ranging from 2014 to 2025. Seven of these options are deemed to be bargain purchases and,

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
consequently, these leases have been classified as capital leases contributing $75.3 million in capital lease obligations of the total $163.7 million at December 31, 2009. The Company also classifies 17 other center leases as capital leases contributing $88.4 million to the capital lease obligation at December 31, 2009.
     The Company and subsidiaries of a real estate investment trust are party to a master lease involving eleven facilities. The master lease does not impact the individual terms and conditions of the six separate operating leases and the five separate capital leases, but establishes cross default and cure provisions if one or more of the eleven individual facilities have an event of default. In addition to facility / tenant level financial, reporting and other covenants contained in the individual operating and capital leases, the master lease establishes certain Company level financial, reporting and other covenants. Pursuant to the master lease, the Company posted $10.8 million of letters of credit as security, principally representing 12 months rent under the six individual operating leases and five individual capital leases. See note 3 — “Significant Transactions and Events — Successor — Lease Transactions.”
     Deferred lease balances carried on the consolidated balance sheets represent future differences between accrual basis and cash basis lease costs. Differences between lease expense on an accrual basis and the amount of cash disbursed for lease obligations is caused by unfavorable or favorable lease balances established in connection with the Merger are amortized on a straight-line basis over the lease term and lease balances established to account for operating lease costs on a straight-line basis.
     At December 31, 2009 and 2008, the Company had $50.2 million and $69.7 million, respectively, of favorable leases net of accumulated amortization, included in other identifiable intangible assets and $2.0 million and $4.2 million, respectively, of unfavorable leases net of accumulated amortization included in other long-term liabilities on the consolidated balance sheet. The favorable leases will be amortized as an increase to lease expense over the remaining lease terms, which have a weighted average term of 15 years. The unfavorable leases will be amortized as a decrease to lease expense over the remaining lease terms, which have a weighted average term of 5 years.
     Impairment on three favorable lease balances of $7.6 million were recognized in 2009 and an impairment, on a favorable lease balance, of $4.0 million was recognized in 2008 associated with the write-down of an underperforming properties. See note 17 — “Asset Impairment Charges — Long-Lived Assets with a Definite Useful Life.”
     The net balance of the straight-line lease adjustment at December 31, 2009 and 2008 of $1.9 million and $1.5 million, respectively, is included in other long-term liabilities on the consolidated balance sheets.
(11) Income Taxes
     Income Tax Provision (Benefit)
     Total income tax expense (benefit) was as follows (in thousands):

	Successor			Predecessor
			Period from July	Period from
	Year ended	Year ended	14, 2007 through	January 1, 2007
	December 31,	December 31,	December 31,	through July 13,
	2009	2008	2007	2007

Continuing operations	$17,105	$(37,618)	$(25,425)	$6,763
Discontinued operations	(764)	444	720	(119)
Noncontrolling interests	(935)	(937)	(195)	(334)
Shareholders’/members’ equity	(3,222)	1,401	(2,129)	(3,307)

Total	$12,184	$(36,710)	$(27,029)	$3,003

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The components of the provision for income taxes on income (loss) from continuing operations for the periods presented were as follows (in thousands):

	Successor			Predecessor
			Period from July	Period from January
	Year ended December	Year ended December	14, 2007 through	1, 2007 through
	31, 2009	31, 2008	December 31, 2007	July 13, 2007

Current:
Federal	$—	$—	$(5,024)	$(5,439)
State	1,842	741	20	(1,394)

	1,842	741	(5,004)	(6,833)

Deferred:
Federal	17,748	(29,491)	(14,980)	10,919
State	(2,485)	(8,868)	(5,441)	2,677

	15,263	(38,359)	(20,421)	13,596

Total	$17,105	$(37,618)	$(25,425)	$6,763

     Total income tax expense (benefit) for the periods presented differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income (loss) before income taxes as illustrated below (in thousands):

	Successor			Predecessor
			Period from July	Period from January
	Year ended December	Year ended December	14, 2007 through	1, 2007 through
	31, 2009	31, 2008	December 31, 2007	July 13, 2007

Computed “expected” tax	$1,744	$(72,449)	$(21,599)	$(4)
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal tax benefit	(418)	(5,368)	(3,541)	804
Targeted jobs tax credit	(1,374)	(1,082)	(697)	(322)
Non deductible transaction costs	—	—	—	6,021
Goodwill impairment	—	42,739	—	—
Adjustment to net operating loss deferred tax asset, net	15,901	—	—	—
Other, net	1,252	(1,458)	412	264

Total income tax expense (benefit)	$17,105	$(37,618)	$(25,425)	$6,763

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below (in thousands):

	2009	2008

Deferred Tax Assets:
Accounts receivable	$25,169	$22,408
Accrued liabilities and reserves	39,970	35,984
Net operating loss carryforwards	51,826	64,683
Derivative financial instrument, with recourse	9,275	26,351
Discounted unpaid loss reserve	8,363	6,011
Dual consolidated loss	10,703	9,488
General business credits	7,472	9,732
Other	22,923	10,778

Total deferred tax assets	175,701	185,435

Valuation allowance	(28,221)	(22,157)

Deferred tax assets, net of valuation allowance	147,480	163,278

Deferred Tax Liabilities:
Accrued liabilities and reserves	(1,034)	—
Net unfavorable leases	(27,434)	(33,432)
Long-lived assets	(330,604)	(332,041)

Total deferred tax liabilities	(359,072)	(365,473)

Net deferred tax liability	$(211,592)	$(202,195)

     Management believes the deferred tax assets at December 31, 2009 and 2008 are more likely than not to be realized. As of December 31, 2009, the Company expects it will have sufficient taxable income in future periods from the reversal of existing taxable temporary differences and expected profitability such that the remaining NOL would be utilized within the carryforward period. Most of the significant NOLs arose in fiscal 2007 and have a carryforward period of 20 years. The Company reduced its federal NOL carryforward by $51.8 million based on information that came to its attention in 2009 regarding the allocation of the NOL at the date of spin-off from a former affiliated company in 2003.
     The Company’s NOL carryforwards for state purposes have a tax value of $44.5 million and expire from 2010 to 2029. These deferred tax assets are subject to a valuation allowance of $28.2 million.
     Utilization of deferred tax assets (liability) existing at the Predecessor Company’s October 2, 2001 bankruptcy emergence date must be applied first as a reduction of any Predecessor Company identifiable intangible assets and, then, as an increase to members’/shareholders’ equity. The Company recorded an increase (decrease) to members’/shareholders’ equity in the Successor periods for the years ended December 31, 2009 and 2008 and from July 14, 2007 through December 31, 2007, and the Predecessor period of January 1, 2007 through July 13, 2007 of $3.4 million, $(1.4) million, $2.6 million, and $3.5 million, respectively. The deferred tax liability at December 31, 2008 includes the tax impact of the recognition of the book basis goodwill impairment.
     Uncertain Tax Positions
     The Company adopted the provisions of ASC Subtopic 740-10 on January 1, 2009. As a result of the implementation of ASC Subtopic 740-10 (Interpretation 48), the Company did not recognize any change in the liability for unrecognized tax benefits.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     As of January 1, 2009 and December 31, 2009, the liability for unrecognized tax benefits amounted to $3.1 million and $0.5 million, respectively. During 2009, the Company recognized a $2.6 million decrease in the liability as a result of additional information that came to the Company’s attention and statute of limitations expirations.
     The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal and state and local income tax examinations by tax authorities for years prior to 2005.
     The Company believes that it is reasonably possible that approximately $0.2 million of its currently remaining unrecognized tax positions, each of which are individually insignificant, may be recognized by the end of 2010 as a result of a lapse of the statute of limitations. The Company records interest and penalties related to unrecognized tax benefits in income tax expense. Total accrued interest and penalties as of January 1, 2009 and December 31, 2009 was $0.4 million.
(12) Related Party Transactions
     In December 2009, the Company made an investment of $5.0 million and received a one-third interest in an unconsolidated joint venture affiliated with one of the Company’s Sponsors.
     In September 2008, the Company entered into agreements to manage 14 facilities. In January 2009, the Company entered into agreements to manage two additional facilities. Certain of the 16 facilities are leased and operated by an affiliate of one of the Company’s Sponsors. The affiliate of the Sponsor leases the buildings from an unrelated publicly held real estate investment trust. There are two remaining facilities in Vermont that are expected to be leased and operated following receipt of pending change of ownership approvals in certain states. A management agreement provided $5.6 million of annual fee revenue in year ended December 31, 2009. Payment of 25% of the management fee is subordinated to the payment of facility rent on certain of the facilities and has been reserved at December 31, 2009. The Company entered into agreements with the 16 facilities to provide rehabilitation therapy services. The rehabilitation therapy contracts resulted in $10.7 million of revenue in the year ended December 31, 2009.
     In January 2008, an affiliate of one of the Company’s Sponsors that was in the business of providing rehabilitation therapy services offered assignment of certain rehabilitation therapy service contracts to the Company. The contracts were unrelated third party operators of nursing and assisted living facilities. Approximately 78 contracts were assigned to the Company, 65 of which remain, resulting in $27.7 million and $26.3 million of revenue in years ended December 31, 2009 and 2008. No consideration was exchanged between the Company and the Sponsor affiliate for assignment of the rehabilitation therapy service agreements. The Company agreed to assist the Sponsor affiliate with the collection of receivable carried by it prior to January 2008. Fees earned under this collection service arrangement were approximately $0.3 million in the year ended December 31, 2008. No fees were earned for the year ended December 31, 2009 and no fees are expected to be earned going forward. The Company provides and receives certain ancillary services to and from affiliates of one of the Company’s Sponsors. Management believes the service fees have been negotiated at arms-length.
     In connection with the Merger, the Company paid affiliates of the Sponsors $2.3 million of transaction, acquisition advisory services and similar fees. This amount is included in the total purchase price of the Merger.
     Following the July 13, 2007 transaction, the Company is billed by an affiliate of one of the Company’s Sponsors a monthly fee for the provision of administrative services. Half of the fee earned is paid. Payment of the remaining fee earned is deferred until such time as a predefined minimum return on the investors’ capital contributions is distributed. The cumulative deferred portion of the administrative fee of $3.6 million and $2.1 million is recorded in other long-term liabilities on the consolidated balance sheet at December 31, 2009 and 2008, respectively. The fee is based upon the number of licensed owned, leased and managed beds operated by the Company. Based upon the Company’s current bed count, the fee approximates $3.0 million per annum.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(13) Shareholders’ Equity
     Capital stock
     Total authorized capital stock consists of 1,500 shares, no par value, all of which is issued and outstanding as of December 31, 2009 and 2008 and are held by the Parent. Each share of capital stock is entitled, on all matters for a vote or the consent of holders of the capital stock, to one vote.
     Capital Transaction with the Parent
     During 2009, the Company made $36.0 million of cash distributions to the Parent. During 2008, the Company recorded a capital contribution of $8.0 million for fees paid by the Parent in association with the amendment dated March 27, 2008 to the senior secured credit agreement and made $26.4 million of cash distributions to the Parent. The Company received $300.0 million from the Parent to fund the Merger. During the period from July 14, 2007 to December 31, 2007, the Company made $8.0 million of cash distributions to the Parent.
(14) Stock-Based Benefit Plans
     Successor
     The Successor Company does not have any stock-based benefit plans. Accordingly, no stock-based compensation expense is recognized in the Successor periods.
     Predecessor
     Prior to the Merger, the Company had two stock-based benefit plans involving stock options and restricted stock awards. Pursuant to the Merger, all outstanding stock options and restricted stock awards became fully vested and the holders became entitled to receive cash consideration equal to the difference between the exercise price and $69.35 per share for stock options and $69.35 for each share of restricted stock. The Predecessor Company stock-based benefit plans were discontinued in connection with the Merger. Under the terms of the stock option and restricted stock agreements, the terms of the awards were fixed at the grant date.
     For the period January 1, 2007 to July 13, 2007, compensation cost charged to expense for stock-based benefit plans and the impact of changes in the fair value of the common stock held in the rabbi trust was approximately $7.9 million (before taxes of $3.2 million). The compensation cost recognized is classified as general and administrative expenses in the consolidated statements of operations. No cost was capitalized.
     Stock Options
     Compensation cost for stock options was recognized in the Predecessor period based upon the estimated fair value on the date of grant computed using a lattice-based binomial option pricing model over the vesting period during which employees performed the related services. For the period January 1, 2007 to July 13, 2007, compensation cost charged to expense for stock options was approximately $1.8 million. There were no stock options granted beyond September 30, 2006.
     In connection with the Merger, and pursuant to certain change in control provisions of the stock option plan, all nonvested stock options vested immediately, which resulted in a charge of $4.9 million during the Predecessor period from January 1, 2007 to July 13, 2007 for the recognition of all unrecognized compensation costs. The charge is recorded in Merger related costs in the consolidated statements of operations.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Restricted stock
     Compensation cost for restricted stock was recognized in the Predecessor period ratably over the service period at the market value of the Predecessor common stock on the date of the grant. For the period January 1, 2007 to July 13, 2007, compensation cost charged to expense for restricted stock was approximately $3.1 million. Pursuant to the Merger agreement, all restrictions placed on nonvested restricted stock automatically lapsed on July 13, 2007, which resulted in a charge of $17.4 million during the Predecessor period from January 1, 2007 to July 13, 2007 for the fair value of the unvested restricted stock awards at July 13, 2007.
(15) Commitments and Contingencies
     Loss Reserves For Certain Self-Insured Programs
     General and Professional Liability and Workers’ Compensation
     The Company uses a combination of insurance and self-insurance mechanisms, including a wholly owned captive insurance subsidiary that is domiciled in Bermuda, to provide for potential liabilities for general and professional liability claims and workers’ compensation claims. Policies are typically written for a duration of twelve months and are measured on a “claims made” basis.
     Excess coverage above self-insured retention limits is provided through third party insurance policies generally in the form of per incident limits and aggregate policy limits for both general and professional liability and workers’ compensation claims.
     As of December 31, 2009, the Company’s estimated range of outstanding losses for these liabilities on an undiscounted basis is $141.8 million to $177.3 million ($128.8 million to $160.9 million net of amounts recoverable from third-party insurance carriers). The Company recorded reserves for these liabilities were $163.3 million as of December 31, 2009. The Company has recorded a $13.9 million insurance claims recoverable from third-party insurance carriers, which is included in other long-term assets in the consolidated balance sheets. The Company includes in current liabilities the estimated loss and loss expense payments that are projected to be satisfied within one year of the balance sheet date.
     The Company, through its wholly owned captive insurance subsidiary has restricted cash and investments in marketable securities of $95.5 million at December 31, 2009, which are substantially restricted to securing the outstanding claim losses of insured through the captive.
     Although management believes that the amounts provided in the Company’s consolidated financial statements are adequate and reasonable, there can be no assurances that the ultimate liability for such self-insured risks will not exceed management’s estimates.
     Health Insurance
     The Company offers employees an option to participate in self-insured health plans. Health claims under these plans are self-insured with a stop-loss umbrella policy in place to limit maximum potential liability for individual claims for a plan year. Health insurance claims are paid as they are submitted to the plans’ administrators. The Company maintains an accrual for claims that have been incurred but not yet reported to the plans’ administrators and therefore have not been paid. The liability for the self-insured health plan is recorded in accrued compensation in the consolidated balance sheets. Although management believes that the amounts provided in the Company’s consolidated financial statements are adequate and reasonable, there can be no assurances that the ultimate liability for such self-insured risks will not exceed management’s estimates.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Financial Commitments
     Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management subject to obligational authority limitations. Management regularly reviews outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee loss.
     The Company has extended $3.1 million in working capital lines of credit to certain jointly owned and managed companies, including certain consolidated VIEs, of which $1.4 million was unused at December 31, 2009. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.
     The Company has posted $27.3 million of outstanding letters of credit. The letters of credit guarantee performance to third parties of various trade activities. The letters of credit are not recorded as liabilities on the Company’s consolidated balance sheet unless they are probable of being utilized by the third party. The financial risk approximates the amount of outstanding letters of credit.
     The Company is a party to joint venture partnerships whereby its ownership interests are 50% or less of the total capital of the partnerships. The Company accounts for certain of these partnerships using either the cost or equity method of accounting depending on the percentage of ownership interest, and therefore, the assets, liabilities and operating results of these partnerships are not consolidated with the Company’s. Certain other of the Company’s joint venture partnerships qualify as VIEs, and where the Company is determined to be the primary beneficiary of such arrangements, are consolidated. The carrying value of the Company’s investment in unconsolidated joint venture partnerships is $9.6 million and $10.7 million at December 31, 2009 and 2008, respectively. Although the Company is not contractually obligated to fund operating losses of these partnerships, in certain cases it has extended credit to such joint venture partnerships in the past and may decide to do so in the future in order to realize economic benefits from its joint venture relationship. Management assesses the creditworthiness of such partnerships in the same manner it does other third parties. The underlying debt obligations of the Company’s consolidated VIEs are non-recourse to it. Guarantees are not recorded as liabilities on the Company’s consolidated balance sheet unless it is required to perform under the guarantee. Credit risk represents the accounting loss that would be recognized at the reporting date if the counterparties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.
     Legal Proceedings
     The Company is a party to litigation and regulatory investigations arising in the ordinary course of business. Management does not believe the results of such litigation and regulatory investigations, even if the outcome is unfavorable, would have a material adverse effect on the results of operations, financial position or cash flows of the Company.
     Conditional Asset Retirement Obligations
     Certain of the Company’s real estate assets contain asbestos. The asbestos is believed to be appropriately contained in accordance with environmental regulations. If these properties were demolished or subject to renovation activities that disturb the asbestos, certain environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed.
     At December 31, 2009, the Company has a liability for the fair value of the asset retirement obligation associated primarily with the cost of asbestos removal aggregating approximately $4.2 million, which is included in other long-term liabilities. The liability for each facility will be accreted to its present value, which is estimated to approximate $16.4 million through the estimated settlement dates extending from 2010 through 2042. Due to the time over which these obligations could be settled and the judgment used to determine the liability, the ultimate obligation may differ from the

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
estimate. Upon settlement, any difference between actual cost and the estimate is recognized as a gain or loss in that period.
     Annual accretion of the liability and depreciation expense is recorded each year for the impacted assets until the obligation year is reached, either by sale of the property, demolition or some other future event such as a government action.
     The changes in the carrying amounts of the Company’s asset retirement obligations for the Successor periods for the year ended December 31,2009 and 2008 are as follows (in thousands):

Asset retirement obligations, January 1, 2008	$4,221

Asset retirement obligations settled	(216)
Accretion expense	293
Asset retirement obligations incurred	224

Asset retirement obligations, December 31, 2008	$4,522

Asset retirement obligations settled	(565)
Accretion expense	292

Asset retirement obligations, December 31, 2009	$4,249

     Employment Agreements
     The Company has employment agreements and arrangements with its executive officers and certain members of management. The agreements generally continue until terminated by the executive or the Company, and provide for severance payments under certain circumstances.
(16) Fair Value of Financial Instruments
     ASC Topic 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value and provides for disclosure of fair value measurements. The Company adopted the provisions of ASC Topic 820 with respect to its financial assets and liabilities measured at fair value on a recurring basis on January 1, 2008. The Company adopted the provisions of ASC Topic 820 with respect to its nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis on January 1, 2009. Nonfinancial assets and nonfinancial liabilities, recorded on a non-recurring basis, include those measured at fair value for indefinite-lived intangible asset and goodwill impairment testing, asset retirement obligations initially measured at fair value and those initially measured at fair value in a business combination.
     The Company’s financial instruments consist primarily of cash and equivalents, restricted cash, trade accounts receivable, investments in marketable securities, accounts payable, short and long-term debt and derivative financial instruments.
     The Company’s financial instruments, other than its trade accounts receivable and accounts payable, are spread across a number of large financial institutions whose credit ratings the Company monitors and believes do not currently carry a material risk of non-performance. Certain of the Company’s financial instruments, including its interest rate swap arrangements, contain an off-balance-sheet risk.
     Recurring Fair Value Measures
     Fair value is defined as an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as shown below. An

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
instrument’s classification within the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 —	Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability.

Level 3 —	Inputs that are unobservable for the asset or liability based on the Company’s own assumptions (about the assumptions market participants would use in pricing the asset or liability).
         The tables below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
	December 31,	Identical Assets	Observable Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and equivalents	$109,573	$109,573	$—	$—
Restricted cash	17,137	17,137	—	—

Restricted investments in marketable securities
Mortgage/government backed securities	21,393	21,393	—	—
Corporate bonds	16,976	16,976	—	—
Government bonds	45,207	45,207	—	—

Total	$210,286	$210,286	$—	$—

Liabilities:
Derivative financial instruments
Interest rate swap and cap on loans with recourse	$30,953	$—	$30,953	$—
Interest rate swap on non-recourse VIE loan	86	—	86	—

Total	$31,038	$—	$31,038	$—

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
	December 31,	Identical Assets	Observable Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and equivalents	$72,842	$72,842	$—	$—
Restricted cash	10,482	10,482	—	—
Restricted investments in marketable securities
Mortgage/government backed securities	20,654	20,654	—	—
Corporate bonds	23,468	13,307	10,161	—
Government bonds	46,837	46,837	—	—

Total	$174,283	$164,122	$10,161	$—

Liabilities:
Derivative financial instruments
Interest rate swap and cap on loans with recourse	$64,843	$—	$64,843	$—
Interest rate swap on non-recourse VIE loan	165	—	165	—

Total	$65,008	$—	$65,008	$—

     The Company uses a swap and a cap to manage its interest rate risk. The fair value of the interest rate swap and cap is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the swap and cap. The variable interest rates used in the calculation of projected receipts on the swap and cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The Company incorporates credit valuation adjustments to reflect appropriately both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, and guarantees. The discounted cash flow model does not involve significant management judgment and does not incorporate significant unobservable inputs. Accordingly, the Company classifies its interest rate swap valuations within Level 2 of the valuation hierarchy.
     The Company places its cash and equivalents and restricted investments in marketable securities in quality financial instruments and limits the amount invested in any one institution or in any one type of instrument. The Company has not experienced any significant losses on its cash. For the years ended December 31, 2009 and 2008 and from July 14, 2007 through December 31, 2007, the Company determined that the decline in the estimated value of certain corporate bonds were other-than-temporarily impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $0.2 million, $3.9 million and $0.4 million, respectively, based on quoted prices, which the Company believes qualify as a Level 1 measurement.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Debt Instruments
     The table below shows the carrying amounts and estimated fair values of the Company’s primary long-term debt instruments:

	2009		2008
	Carrying Value	Fair Value	Carrying Value	Fair Value

Senior secured term loan	$1,295,563	$1,295,563	$1,298,084	$1,239,817
Delayed draw term loan	—	—	11,500	10,984
Mezzanine term loan	375,000	375,000	375,000	358,167
Other	39,875	43,949	32,962	33,541

	$1,710,438	$1,714,512	$1,717,546	$1,642,509

     The fair value of debt is based upon market prices or is computed using discounted cash flow analysis, based on the Company’s estimated borrowing rate at the end of each fiscal period presented. The Company believes that the inputs to the pricing models qualify as Level 2 measurements.
     Derivative Instruments and Hedging Activities
     The senior secured credit facility agreement and the mezzanine term loan agreement require the Company to enter into financial instruments to protect against fluctuations in interest rates for a notional amount equal to the combined outstanding principal balance of the senior secured credit facility and the mezzanine term loan such that LIBOR does not exceed 6.5%.
     These contracts are not designated for hedge accounting treatment, and therefore, the Company records the fair value (estimated unrealized gain or loss) of the agreements as an asset or liability and the change in any period as an adjustment to interest expense in the consolidated statements of operations. Realized gains and losses associated with these contracts are recorded as adjustments to interest expense each reporting period. The counterparties to the derivative financial instruments are major financial institutions. The Company does not use derivative financial instruments for any trading or speculative purposes.
     The interest rate swap agreement has a notional amount of $1 billion. The Company is required to make payments to the counterparty at the fixed rate of 5.34% and in return, the Company receives payments at a variable rate based on the one month LIBOR, which was 0.23% at December 31, 2009. The fair value of the interest rate swap agreement at December 31, 2009 and 2008 is recorded as a liability of $31.0 million and $64.8 million, respectively, in other long- term liabilities in the consolidated balance sheet with changes in the fair value recorded to interest expense in the consolidated statement of operations of the Successor. The interest rate swap agreement expires on July 13, 2010.
     The interest rate cap agreement has a notional amount of $712.5 million. Under this agreement, the Company receives variable interest rate payments when the one-month LIBOR rises above 2.0%. The Company paid a fee of $0.6 million at the inception of the interest rate cap agreement, which is being amortized to interest expense over the term of the agreement. The interest rate cap agreement expires on July 13, 2010.
     The Company is exposed to credit loss, in the event of nonperformance by the counterparties to the interest rate swap and interest rate cap agreements. As of December 31, 2009, the Company does not anticipate nonperformance by the counterparties to these agreements and no material loss would be expected from any such nonperformance.
     The Company consolidates one VIE that entered into an interest rate swap agreement. The VIE is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. The VIE’s obligation under

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
the interest rate swap agreement is non-recourse to the Company. The interest rate swap agreement effectively converts approximately $6.4 million and $6.6 million at December 31, 2009 and 2008, respectively, of variable-rate debt (one month LIBOR) into fixed-rate debt (4.38%). The interest rate swap agreement matures on July 29, 2010. The counterparty to the interest rate swap agreement is a major institutional bank.
     The VIE’s objective in managing exposure to interest rate changes is to limit the impact of such changes on its earnings and cash flows and to lower its overall borrowing costs. The VIE’s debt and obligation under the interest rate swap agreement are non-recourse to the Company. The VIE does not enter into such arrangements for trading purposes. Such instruments are recognized on the consolidated balance sheet at fair value. Changes in the fair value of a derivative that is designated as and meets all of the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified as an adjustment to interest expense as the underlying hedged item affects earnings.
     The following tables reflect the balance sheet classification and fair value of derivative instruments on a gross basis as of December 31, 2009 and 2008 (dollars in thousands):

		Liability Derivatives
	Year Ended December 31,
	2009		2008
	Balance Sheet	Fair	Balance Sheet	Fair
	Classification	Value	Classification	Value
Derivatives designated as hedging instruments
Interest rate swap on non-recourse VIE loan	Other long-term liabilities	$86	Other long-term liabilities	$165
Derivatives not designated as hedging instruments
Interest rate swap and cap on loans with recourse	Other long-term liabilities	$30,953	Other long-term liabilities	$64,843
     During the year ended December 31, 2009 and 2008 and from July 14, 2007 through December 31, 2007, the Company recognized non-cash interest (income) expense of $(33.9) million, $24.6 million and $40.3 million, respectively, on its interest rate swap derivatives.
     Non-Recurring Fair Value Measures
     The Company recently applied the fair value measurement principles of GAAP to certain of its non-recurring nonfinancial assets as follows:
•	On September 30, 2009, the Company determined the fair value of its long-lived assets in connection with an impairment test required under GAAP

•	On September 30, 2009, the Company determined the fair value of its reporting units in connection with an annual impairment test required under GAAP;
     The following table presents the Company’s hierarchy for nonfinancial assets measured at fair value on a non-recurring basis (dollars in thousands):

			Impairment
	Carrying Value	Significant	Charges - Year
	December 31,	Unobservable	Ended December
	2009	Inputs (Level 3)	31, 2009

Assets:
Goodwill	$119,090	$119,090	$—
Intangible assets	66,871	66,871	7,612
     The fair value of intangible assets is determined using a discounted cash flow approach. The Company estimates the fair value using the income approach (which is a discounted cash flow technique). These valuation methods required management to make various assumptions, including, but not limited to, assumptions related to future profitability, cash

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
flows and discount rates. The Company’s estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential.
     Developing discounted future cash flows in applying the income approach requires the Company to evaluate its intermediate to longer-term strategies, including, but not limited to, estimates about revenue growth, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows requires the selection of risk premiums, which can materially impact the present value of future cash flows.
     The Company estimated the fair value of acquired intangible assets using discounted cash flow techniques which included an estimate of future cash flows, consistent with overall cash flow projections used to determine the purchase price paid to acquire the business, discounted at a rate of return that reflects the relative risk of the cash flows.
     The Company believes the estimates and assumptions used in the valuation methods are reasonable.
(17) Asset Impairment Charges
     Long-Lived Assets with a Definite Useful Life
     In the fourth quarter of 2009 and 2008, the Company’s long-lived assets with a definite useful life were tested for impairment at the lowest levels for which there are identifiable cash flows. The Company estimated the future net undiscounted cash flows expected to be generated from the use of the long-lived assets and then compared the estimated undiscounted cash flows to the carrying amount of the long-lived assets. The cash flow period was based on the remaining useful lives of the primary asset in each long-lived asset group, principally a building in the inpatient segment and customer relationship assets in the rehabilitation therapy services segment. The result of the analyses indicated that the estimated undiscounted cash flows exceeded the carrying amount of the long-lived assets in all but eight and four facilities in the inpatient segment for 2009 and 2008, respectively. No impairment was noted in carrying value of long-lived assets in the rehabilitation therapy services segment. For 2009, the Company estimated the fair value of each of the seven facilities and one closed and held for sale facility and recognized impairment charges totaling $17.4 million for four owned and four leased facilities for which the estimated fair value was less than the carrying value. For 2008, the Company estimated the fair value of each of the four facilities and recognized impairment charges totaling $10.8 million for three facilities and one favorable lease for which the estimated fair value was less than the carrying value.
     Goodwill
     The Company attributes all of its goodwill to the inpatient services segment. The Company performs a test for impairment of its goodwill when factors indicating the potential for impairment are present, but under no condition less than annually. The test consists of two steps for determining goodwill impairment. In step one of the impairment analyses; the Company determines the fair value of the inpatient services segment. Step two is only necessary if test one is deemed failed. In step two of the impairment analysis, the Company allocates the fair value of the inpatient services reporting units to all tangible and intangible assets and liabilities in a hypothetical sale transaction to determine the implied fair value of the respective reporting unit’s goodwill.
     The Company performed its annual goodwill impairment test as of September 30, 2009 and 2008. As a result of escalating unfavorable market conditions during the fourth quarter of 2008, the Company performed an interim update of the annual impairment test.
     In its September 30, 2009 test, the Company determined the fair value of the inpatient services segment in step one using the income approach, which estimates the fair value based on the future discounted cash flows. Significant assumptions used in the income approach analysis included: expected future revenue growth rates ranging from 2.8% to 3.2%; operating profit margins ranging from 10.7% to 12.1%; working capital levels of 6% of revenues; asset lives used to generate future cash flows; weighted average cost of capital represented by a discount rate of 11%; and a terminal growth rate of 8%. The fair value of the reporting unit was then compared to the carrying value. The results indicated

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
the fair value of the inpatient services reporting unit was less than its carrying value, which required the Company to perform step two of the annual impairment analysis.
     In step two of the impairment analysis, the Company allocated the fair value of the inpatient services reporting units to all tangible and intangible assets and liabilities in a hypothetical sale transaction to determine the implied fair value of the respective reporting unit’s goodwill. The Company concluded through step two of the impairment test that the carrying value of its goodwill at September 30, 2009 was below its fair value, resulting in no impairment in 2009.
     In its September 30, 2008 test, the Company determined the fair value of the inpatient services segment in step one using the income approach, which estimates the fair value based on the future discounted cash flows. Significant assumptions used in the income approach analysis included: expected future revenue growth rates ranging from 2.7% to 3.2%; operating profit margins ranging from 10.9% to 11.2%; working capital levels of 6% of revenues; asset lives used to generate future cash flows; weighted average cost of capital represented by a discount rate of 10%; and a terminal growth rate of 7%. The fair value of the reporting unit was then compared to the carrying value. The results indicated the fair value of the inpatient services reporting unit was less than its carrying value, which required the Company to perform step two of the annual impairment analysis.
     In step two of the impairment analysis, the Company allocated the fair value of the inpatient services reporting units to all tangible and intangible assets and liabilities in a hypothetical sale transaction to determine the implied fair value of the respective reporting unit’s goodwill. As a result of the step two analysis, the Company concluded that $65.2 million of goodwill was impaired resulting in a non-cash goodwill impairment charge.
     The goodwill charge is primarily driven by adverse market conditions across all industries, including healthcare and the resulting decrease in current market multiples.
     During fourth quarter of 2008, the worsening of the economic conditions began to directly impact state Medicaid reimbursement programs in nearly all of the states in which the Company operates. Several key states in which the Company operates either cut or indicated that they may need to cut their reimbursement rates to providers of skilled nursing care. The Company determined that it had a triggering event that required it to perform an interim goodwill impairment review as of December 31, 2008.
     In step one of the interim impairment analysis, the Company determined, with the assistance of a valuation specialist, the fair value of the inpatient services segment using the income approach. Significant assumptions used in the income approach at December 31, 2008 were identical to those used at September 30, 2008 with the exception of the discount rate which increased to 11% at December 31, 2008. The fair value of the reporting unit was then compared to the carrying value. The results indicated the fair value of the inpatient services reporting unit was less than its carrying value, which required the Company to perform step two of the interim impairment analysis. As a result of the step two analysis, the Company concluded that $60.8 million of goodwill was impaired resulting in a non-cash goodwill impairment charge.
     The determination as to whether a write-down of goodwill is necessary involves significant judgment based on short-term and long-term projections of the Company. The assumptions supporting the estimated future cash flows of the reporting unit, including profit margins, long-term forecasts, discount rates and terminal growth rates, reflect the Company’s best estimates. Changes in the Company’s long-term forecasts and industry growth rates could require additional impairment charges to be recorded in future periods for the remaining goodwill.
(18) Other
     Investment Income
     Investment income is earned principally on short-term investments of cash on hand, restricted cash and investments of marketable securities held by the Company’s wholly owned captive insurance company and assets held in a rabbi trust of the Predecessor Company’s deferred compensation plan.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The following table sets forth the components of investment income (in thousands):

	Successor			Predecessor
			Period from
			July 14, 2007	Period from
	Year ended	Year ended	through	January 1,
	December 31,	December 31,	December 31,	2007 through
	2009	2008	2007	July 13, 2007

Income on cash and short-term investments	$276	$1,896	$1,974	$1,566
Income (loss) on restricted cash and investments	1,746	(979)	1,885	2,250
Income on assets held in rabbi trust	—	—	—	1,866
Interest income on notes receivable	123	321	296	441

Total investment income	$2,145	$1,238	$4,155	$6,123

     Income (loss) on restricted cash and investments for the years ended December 31, 2009 and 2008 and from July 14, 2007 through December 31, 2007, includes $0.2 million, $3.9 million and $0.4 million, respectively, of impairment charges on investments held by the Company’s wholly owned captive insurance company that were determined to be other-than-temporarily impaired.
     Assets Held for Sale and Discontinued Operations
     In the normal course of business, the Company continually evaluates the performance of its operating units, with an emphasis on selling or closing underperforming or non-strategic assets. Discontinued businesses are removed from the results of continuing operations. The results of operations in the current and prior year periods, along with any cost to exit such businesses in the year of discontinuation, are classified as discontinued operations in the consolidated statements of operations.
     The following table sets forth net revenues and the components of income (loss) from discontinued operations (in thousands):

	Successor			Predecessor
			Period from
			July 14, 2007	Period from
	Year ended	Year ended	through	January 1,
	December 31,	December 31,	December 31,	2007 through
	2009	2008	2007	July 13, 2007

Net revenues	$—	$3,829	$8,797	$4,653

Net operating income (loss) of discontinued businesses	$—	$(39)	$1,771	$(292)
Early extinguishment of debt	—	(293)	—	—
(Loss) gain on discontinuation of business	(107)	9,812	—	—
Minority interests	—	(8,387)	—	—
Income tax benefit (expense)	764	(444)	(720)	119

Income (loss) from discontinued operations, net of taxes	$657	$649	$1,051	$(173)

     In January 2009, the Company sold one facility located in New Jersey. The facility had been closed since 2002. The facility was sold for $1.9 million and the Company recognized a $(0.1) million loss on the sale.
     In October 2008, the Company sold one of its consolidated VIE facilities located in Massachusetts. The facility was classified as a discontinued operation and its results from operations in the current and prior year periods presented have been adjusted to reflect this classification accordingly. The facility was sold for $18.3 million, debt of $8.2 was assumed by the buyer. The net impact of the sale to the Company is a non-cash pre-tax gain of $1.4 million.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Other Loss (Income)
     In the year ended December 31, 2009, the Company recognized a $2.2 million loss primarily on the purchase of an additional one-third interest of a previously unconsolidated VIE. In the year ended December 31, 2008, the Company recognized a $4.5 million settlement gain of notes receivable. The Predecessor realized a $3.0 million gain on the sale of a cost method investment in the period from January 1, 2007 through July 13, 2007.
(19) Subsequent Events
     On March 19, 2010, the Company sold one facility located in Connecticut for $1.4 million. The facility had been closed since 2004.
     On March 8, 2010, the Company’s Sponsors declared and the Company made a cash distribution of $9.0 million to the Parent.